SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

    Filed by the Registrant [X]
    Filed by a Party other than the Registrant [ ]

    Check the appropriate box:

    [ ] Preliminary Proxy Statement
    [ ] Definitive Proxy Statement
    [X] Definitive Additional Materials
    [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

    [ ] Confidential,  for  Use  of  the Commission  Only  (as permitted by Rule
        14a-6(e)(2))


                             Watkins-Johnson Company
             ------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

   --------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

    [ ] Fee paid previously with preliminary materials.


    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

  Prepared Remarks for Watkins-Johnson Company Earnings Release Conference Call
               April 13, 1999 at 8:30 a.m. Pacific Daylight Time.

The call is hosted by Frank E. Emery, Vice President of Corporate Planning and Communications, Watkins-Johnson Company.

Qualitative remarks on the company status by W. Keith Kennedy, Jr., President and CEO, Watkins-Johnson Company.

FRANK:

1.       INTRO

GOOD MORNING, welcome to our first quarter conference call. I'm Frank Emery, Vice President of Corporate Planning and Communications at Watkins-Johnson and host for the conference call this morning.

I hope you have all gotten the press release with the financial statistics for the 1999 first quarter. It is distributed on First Call and available on the Business Wire site on the World Wide Web. If you haven't gotten it, please call my assistant, Janet Plansky for a copy. Her number is 650-813-2204.

With me is our President & CEO, Keith Kennedy, who will be addressing the status and outlook for the company going forward. Following the discussion, our Conference Call coordinator will remind us how to key in for the question and answer period.

The matters we will be discussing today, other than historical information, consist of forward-looking statements, and as such are subject to the risks and uncertainties that we discuss in detail in the reports filed with the SEC, including our Form 10-K for December 31, 1998 that we filed at the end of the year. Actual results may vary.

2. First Quarter Orders,  Backlog and Summary of Financials

First let's discuss the orders and backlog.

Our first quarter orders are very good at $ 84 million or about 47% higher than the $57 million of the fourth quarter and the coincidentally comparable $57 million of a year ago.
:
     Segment           1st `99           4th `98                  1st `98

Wireless--              $41M        3% higher than $40M     17% higher than $35M
continued strong
SEG--                   $43M      153% higher than $17M     95% higher than $22M
exhibit recovery

The wireless orders were strong for both the Wireless Products Group of Palo Alto and the Telecommunications Group of Gaithersburg. WPG orders were $24 M, over our planned expectations of late last year. TG orders of $17 M included a large order from Wright Patterson Air Force Base.

We ended the first quarter with a $98 million backlog. This is 24% higher than the 1998 year-end backlog of $79M. The first quarter backlog is about 20% higher than the $82M of a year ago.

The current backlog split by market segment is approximately:

                             1st Qtr 1999                             Year-end
                                                                        1998

Wireless Operations:             $73M                9% higher          $67M
SEG:                             $25M               108% higher         $12M

Looking at the Wireless Segment backlog by group, both enter the second quarter with a strong backlog. Each group has a greater backlog than they had at the end of the year.

The Wireless Products Group received the following major orders:

$4 million for PCS subassemblies such as the CDMA and TDMA converters for Lucent.
$1.5 million for the higher frequency WLL and point-to-multipoint assemblies. $3.6 million from Nortel for the fiber optic system DROs.
$2.8 million from a number of sources for GaAs products.

The Telecommunications Group orders this quarter were nearly all for domestic systems, including the $7M order from Wright Patterson Air Force Base for this year's portion of an ongoing domestic surveillance system.

Now turning to SEG.

The SEG book-to-bill for the quarter was 1.4 to 1; the $43 million in orders is the largest order quarter since the second quarter 1997.

Even with these order rates and the doubling of backlog, SEG stays below our long-term goal of a 5-month backlog... Much of our quarterly planned shipments will come from the spares, service and training business that we get and ship monthly. This business is coming back to the $3M to $4M a month rate.

Major SEG orders for the quarter breakdown geographically as follows:

               41%                       for Korean systems
               -------------------------
               10%                       from other Asia-Pacific Countries,
               -------------------------
               2%                        from Japan
               -------------------------
               21%                       from the US,
               -------------------------
               2%                        from Europe
               -------------------------
               24%                       for upgrades, spares and support.
               -------------------------

         A total of 17 new or refurbished systems and 7 major system upgrades were ordered. Seven of the new system orders were for the WJ-1500, our newest product.

Our sales people are optimistic that these first quarter results are not unique. The customer activity we are experiencing gives rise to cautious optimism that SEG will exceed our sales goals of $100M to $110M. Given where we have sized the operation, it should continue to be profitable.

Now I would like to highlight just a few of the financial release figures. The basic data is included in the release. Please realize that my remarks refer to the company as it is currently organized.

Wireless sales of $34.7M is 116% of the comparable $30M of last year and 11% below the $39M, which was really a record, of the fourth quarter 1998. In this segment, Wireless Product Group sales were $23.5M, 186% of last year's first quarter. The Telecommunications Group sales were $11.1M, a drop of 35% from the first quarter 1998. Their major drop was in the third quarter of 1998, and since then each quarter has seen growth.

As we indicated on the earnings press release, first quarter SEG revenues were about $30.5 million, 47% of the company total.

We were able to return to a healthy gross profit margin and the G&A portion of sales of 15.7% is the lowest in several years. These improvements are showing the effects of our cost reduction efforts of 1998 and the higher sales volume during the quarter.

R&D was $9.1 million, this quarter, 14% of first quarter sales. It looks like the full company can expect R&D to run about this rate the rest of the year. We expect R&D expenditures for the full year to be about 15% of sales.

The tax rate of 28% (which is below the statutory rate) is based on our estimates of favorable credits from our export sales. Since most of the export sales come from the Semiconductor Equipment Group, we can expect that rate to move back closer to the statutory rate as we become strictly as a "Wireless" Company.

Looking at the Balance Sheet Items:

Cash and investments: $55M this quarter, about $8.45 per share

                                        Q1                         1998 Year-end

f) STOCKHOLDERS EQUITY:                 134M                           132M
or the book value per share     $20.44/Share                   $20.11/Share
                              a 2% increase/decrease over the year-end

Other items:

o Capital expenditures for the quarter were $2M. Although the capital budget for the year is $12M, we expect to hold it below plan.
o Depreciation was $2.4M for the quarter. Planned depreciation for the year should be about $11M.


Let me now turn the call over to Keith for some qualitative remarks about our prospects.

3.  Qualitative Discussion of Company

KEITH:

Thanks Frank.

On March 1, 1999, this year, we announced a milestone decision. On that day, we announced our decision to pursue the sale of Watkins-Johnson.

This was not an easy decision - as I'm sure you can imagine. Watkins-Johnson has been in business for 41 years with a wonderfully dedicated and skilled workforce. We are proud of our history of excellent products and services in sophisticated, technical industries.

After exploring every alternative with our financial advisors, CIBC Oppenheimer Corporation, the Board became convinced that the sale of the company in its entirety or as separate businesses is the right direction, and we have embarked upon that process. We recognize that only selling certain segments of the businesses may not maximize shareowner value.

I'm pleased to report to you our progress in implementing this strategy:

o We sold our Semiconductor Equipment Group's high-density plasma chemical-vapor-deposition intellectual property assets and associated hardware to Applied Materials, which will result in a second-quarter pre-tax gain of $9 million.

o We entered into a non-binding letter-of-intent with the Silicon Valley Group regarding the sale of the Semiconductor Equipment Group, giving them a period of exclusivity. We will keep you appraised of material changes in this situation in the future.

o The activity to seek potential buyers for the Wireless Segment is now underway. As I discuss the first quarter results, I believe the strength of some of the our Wireless activities will become apparent.

Currently we are working on two separate real estate transactions:

o The marketing of the balance of our property in San Jose, an approximately 190 thousand square foot vacant building on nearly 14 acres, is moving forward. This complements the sale we announced in the first quarter last year of 15 acres of the adjacent undeveloped land, which generated $10 million (after-tax).

o Secondly, the Palo Alto facility is held under two long-term leases from Stanford University in the Stanford Industrial Research Park. One of these leases was obtained in 1957 for 99 years, and the other in 1974 for 55 years. They could be redeveloped and leased at much higher rates today. An example of this possibility is the property we returned to Stanford in December 1997; the building they redeveloped for TIBCO looks like it has roughly twice the square footage that WJ had. The process on the two Palo Alto leases is just starting and it is difficult at present to project the timing.

Now let me turn to the results of our first quarter. Fortunately, each Group is now profitable with a growing backlog.

The Wireless Products Group, headquartered in Palo Alto and directed by Mal Caraballo, has doubled its sales every year for the past three. And, they became profitable last year. We expect 30% to 50% growth with profitability from them in 1999. The first quarter sales of nearly $24 million and with roughly a 1 to1 book-to-bill show them on track. Their operating profit margin this quarter was over our target of 5%.

We are proud of their ability to serve their customers well. Last November for the second year running, they received a major supplier award from Lucent Technologies. In 1998 they were one of two Lucent's WOW vendors, their highest vendor award. This year they are successfully broadening the customer base as they capture new orders. Right now, competitive considerations prevent me from disclosing more about these new customers.

I am pleased to report that the Telecommunications Group, headquartered in Gaithersburg and directed by Bob Hiller, has stabilized its business after their venture into the commercial communications market with the Base2 system, which we withdrew from the market last fall. They are now operating profitably and have solid prospects of continuing to grow on a quarterly basis after reaching the bottom of their decline in the third-quarter 1998. Their sales of $11 million for the first quarter were at the target operating profit. TG's first quarter orders of $17 million were their best since the first quarter of 1997, two years ago.

The Semiconductor Equipment Group, headquartered in Scotts Valley and directed by Pat Brady, is also off to a good start for 1999. Their first quarter sales of $30 million were above our earlier expectations and they have returned to the profit column. In fact the quarterly operating profit of $1.1 million is their best in over two years. First quarter bookings were very strong with a book-to-bill ratio of 1.4 to 1. The new WJ-1500 aimed at 0.15 to 0.18-micron geometry integrated circuits is being accepted by several customers. All customers continue to talk strongly with our sales force about purchases, and right now we expect the Group to beat the expectations we announced earlier of profitable sales between $100 to $110 million for the year.

Turning back to the activity for seeking buyers, we plan to keep you informed of other agreements relating to the sale of the company, as appropriate. Of course, we cannot guarantee you that we will be successful in implementing this strategy.

Let me turn the call over to our Conference Call coordinator for the question and answer period.